Exhibit 3.53

ARTICLES OF ORGANIZATION

Form 400 Revised July 1, 2002

Filing fee: $50.00

Deliver to: Colorado Secretary of State

Business Division,

1560 Broadway, Suite 200

Denver, CO 80202-5169

This document must be typed or machine printed

Copies of fled documents may be obtained at www.sos.state.co.us            Above space for office use only

Pursuant to § 7-80-203, Colorado Revised Statutes /C.R.S.), the individual named below causes these Articles of Organization to be delivered to the Colorado Secretary of State for filing, and states as follows:

1. The name of the limited liability company is.  Concord Transaction Services, LLC

The name of  a  limited liability company must contain the term “limited liability company”, “ ltd. liability company”, ‘limited liability co.” or “ltd. liability co.” or the abbreviation “LLC” or “L.L.C.” § 7-90-601(3)((c). C.R.S.

2. If known, The principal place of business of the limited liability company is:

3. The name, and the business address, of the registered agent for service of process on the limited liability company are:  Name: Corporation Service Company ; Business Address (must be street or other physical address in Colorado): 1560 Broadway Denver, CO 80202 If mail is undeliverable to this address, ALSO include a post office box address:

4. a. If the management of the limited liability company is vested in managers, mark the box

(  )   “The management of the limited liability company is vested in managers rather than members.”

The name(s) and business address/es) of the initial manager(s) is(are):

Name(s)                                                Business Address(es)

or

b. If management of the limited liability company is not vested in managers rather than members. The name(s) and business address/es) of the initial member(s) is/are:

Name(s)	Business Address(es)
Concord EFS, Inc.	5775 Summer Trees Drive Memphis, TN 38134

The (a) names or names, and (b) mailing addresses or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are:

Mike Donovan

Premier Corporate Services, 208 S. LaSalle, Suite 1855, Chicago, IL 60604

OPTIONAL The electronic mail and/or Internet address for this entity is/are:

e-mail:

Web site:

The Colorado Secretary of State may contact the following authorized person regarding this document:

Name: Richard Buchignani	Address: Concord EFS, Inc., 5775 Summer Trees Drive, Memphis, TN 38134

Voice: (901) 381-5455	Fax: (901) 381-5575	Email: rbuchignani@concordefs.com